November 18, 2013

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-3720

Attention:	Jeffrey P. Riedler, Assistant Director
Daniel Greenspan, Legal Branch Chief
Karen Ubell, Staff Attorney
Bryan Pitko, Staff Attorney
Gus Rodriguez, Accounting Branch Chief
Sasha Parikh, Staff Accountant

Re:	Vital Therapies, Inc.
Registration Statement on Form S-1
File No. 333-191711
Acceleration Request
	Requested Date:	November 20, 2013
	Requested Time:	4:30 P.M. Eastern Time

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Vital Therapies, Inc. (the “Company”) hereby requests that the above-referenced Registration Statement on Form S-l (File No. 333-191711) (the “Registration Statement”) be declared effective at the “Requested Date” and “Requested Time” set forth above or at such later time as the Company or its counsel may orally request via telephone call to the staff (the “Staff”) of the Division of Corporation Finance of the Securities and Exchange Commission (the “Commission”). Once the Registration Statement has been declared effective, please orally confirm that event with our counsel, Wilson Sonsini Goodrich & Rosati, P.C., by calling Anthony G. Mauriello at (858) 350-2364.

In connection with the acceleration request, the Company hereby acknowledges that:

•	should the Commission or the Staff, acting pursuant to delegated authority, declare the Registration Statement effective, it does not foreclose the Commission from taking any action with respect to the Registration Statement;

Securities and Exchange Commission

November 18, 2013

•	the action of the Commission or the Staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the Registration Statement; and

•	the Company may not assert Staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

[Signature page follows]

* * * *

Sincerely,

VITAL THERAPIES, INC.

/s/ Michael V. Swanson

Michael V. Swanson

Chief Financial Officer

cc:	Terence E. Winters, Ph.D., Vital Therapies, Inc.

Duane Nash, Vital Therapies, Inc.

Martin J. Waters, Wilson Sonsini Goodrich & Rosati, P.C.

Anthony G. Mauriello, Wilson Sonsini Goodrich & Rosati, P.C.